Exhibit 99
Tom Harty Named President of Meredith's National Media Group

NEW YORK and DES MOINES, Iowa, Aug 02, 2010 /PRNewswire via COMTEX/ --Meredith Corporation (NYSE: MDP) (http://www.meredith.com/), the leading media company serving American women, today named Tom Harty President, National Media Group. Harty replaces Jack Griffin, who has chosen to leave the company to pursue another opportunity.

Harty, 47, joined Meredith in 2004 as Vice President of its Magazine Group. During his tenure, Meredith has progressively added to Harty's responsibilities, promoting him to President, Consumer Magazines in 2009 with oversight for sales, editorial and creative activities.

Harty has played a key leadership role in the development and execution of Meredith's Vision 2013 strategic initiative. Vision 2013 has enabled Meredith to increase its connection to the American consumer through growth in magazine audience and online traffic, and spurred expansion into emerging new consumer platforms such as mobile and eTablets. Additionally, under Harty's leadership Meredith has increased its share of magazine industry advertising revenues for five consecutive years to an all-time high of 12.3 percent.

"Tom has done an outstanding job of expanding our consumer reach and driving revenue growth over time," said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. "He conceived Meredith 360, our innovative multiplatform sales initiative, and transformed our Corporate Sales organization into the best in the industry."

"In addition to his deep client and agency relationships, Tom is an outstanding leader who brings out the best in his team," Lacy continued. "He combines that with the visionary element necessary to succeed in today's evolving media and marketing landscape."

Harty's accomplishments received significant industry acclaim in the past year:

•	Mediaweek named Harty to its 50 most influential leaders list

•	Media Industry Newsletter recognized Harty as one of its Most Intriguing People

•	Meredith was ranked the top overall media company by Advertiser Intelligence Reports

•	Meredith was named Publishing Company of the Year by Advertising Age

"I'm excited about leading the best team in the media and marketing industry," Harty said. "Meredith is known for a collaborative culture that is highly effective in the market place. With our tremendous brands, we are well-positioned to continue expanding our connection to consumers, and help clients who want to reach them."

Immediately prior to joining Meredith, Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Magazines. His broad publishing experience includes senior leadership positions with several of the industry's largest publications including TV Guide and Reader's Digest.

Harty earned an M.B.A. from Iona College and a B.A. from Castleton College. He resides in Irvington, NY with his family.

"It has been my great privilege to work with a world-class team during a period of extraordinary growth and change," Griffin said. "I am proud of my colleagues and most appreciative of their support and commitment during my tenure at Meredith. I wish them and everyone at Meredith well in the future."

Lacy added, "I want to thank Jack for his many contributions to Meredith, and Tom and I both wish him all the best in the future."

ABOUT MEREDITH CORPORATION

Meredith Corporation (NYSE:MDP; http://www.meredith.com/) is the leading media and marketing company serving American women. Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast-growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith has significantly added to its capabilities in this area through the acquisition of cutting-edge companies in areas such as digital, mobile, word-of-mouth, social and database marketing.

CONTACT: Art Slusark, Vice President Corporate Communications & Government Relations at 515-284-3404; art.slusark@meredith.com.